UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
June 29, 2009

                SYMBOLLON PHARMACEUTICALS, INC.               .
(Exact name of Registrant as specified in its charter)

Delaware	0-22872	36-3463683
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

37 Loring Drive, Framingham, Massachusetts 01702.
                 (Address of principal executive offices)    (Zip Code)

Registrant's telephone number, including area code:

                  (508) 620-7676                   .

                       Not Applicable                         .

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement.

On June 30, 2009, Symbollon Pharmaceuticals, Inc. signed a distribution agreement with Integra Labs, Inc. granting Integra the exclusive right to distribute Symbollon’s dietary supplement, IoGen™, in countries allowing over-the-counter sales of the product.  Under the agreement, Integra will assume all manufacturing, sales and marketing responsibilities for the product.  Integra will purchase Symbollon’s existing inventory of IoGen at cost.  Integra shall pay Symbollon a royalty on all sales of IoGen.  The initial term of the agreement is for five years, subject to the achievement of certain milestones and minimum sales requirements.  Pursuant to the agreement, the parties intend to identify other OTC product opportunities for Symbollon’s iodine technology which would be distributed by Integra.

Item 3.02                      Unregistered Sales of Equity Securities.

On June 29, 2009, Symbollon’s Board of Directors granted Mr. Desjourdy, its Chief Executive Officer, Chief Financial Officer and President, 10,000,000 shares of restricted Class A common stock.  The shares will vest one-half each of the next two anniversaries of the grant date, subject to his continued service as an officer and director of Symbollon.

On June 29, 2009, Symbollon issued 1,000,000 shares of Class A common stock to Kelly Black for services rendered.

The securities were issued pursuant to the exemption afforded by Section 4(2) of the Securities Act of 1933.  The securities issued will not be or have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 1, 2009

SYMBOLLON PHARMACEUTICALS, INC.

By:   /s/ Paul C. Desjourdy
Paul C. Desjourdy
Chief Executive Officer, President, and Chief Financial Officer